EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE                         CONTACT: BRIEN M. CHASE, CFO
DECEMBER 24, 2003                                           304-525-1600

                    FARMERS DEPOSIT BANK - EMINENCE, KENTUCKY
                       AGREES TO FDIC CEASE & DESIST ORDER

         PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/NMS-PFBI) a community bank holding company with seven individually managed bank subsidiaries today announced that its wholly owned subsidiary bank, Farmers Deposit Bank in Eminence, Kentucky ("Bank"), reached an agreement with the Federal Deposit Insurance Corporation ("FDIC") and the Kentucky Department of Financial Institutions ("KDFI") [collectively referred to as "Supervisory Authorities"] to consent to the issuance of a cease & desist order ("Order") from its Supervisory Authorities. The Order, effective January 1, 2004, requires the Bank to cease and desist from the following:
     (a) Operating with management whose policies and procedures are detrimental to the Bank and jeopardize the safety of its deposits;
     (b) Operating with an inadequate level of capital protection for the kind and quality of assets held by the Bank;
     (c) Operating with a large volume of adversely classified loans or assets and/or delinquent loans and/or non-accrued loans;
     (d) Operating with an inadequate allowance for loan and lease losses for the volume, kind and quality of loans and leases held by the Bank;
     (e) Engaging in hazardous lending and lax collection practices;
     (f) Operating with inadequate provisions for liquidity and funds management;
     (g) Operating with disregard of routine and controls policies;
     (h) Operating in such a manner as to produce operating losses; and
     (i) Violating laws and/or regulations cited in the most recent Report of Examination issued by the FDIC ("Report").

         The Order also outlines a number of steps to be taken by the Bank which are designed to remedy and/or prevent the reoccurrence of the items listed in the Order. These include 1) retaining qualified management and increasing the involvement of the Bank's Board of Directors ("Board"); 2) developing and submitting to the Supervisory Authorities a capital plan that maintains the Bank's Tier I Leverage Ratio above a minimum 5.0% and increases that ratio to 8.0% by December 31, 2004; 3) restricting the payment of cash dividends; 4) requiring the Board to review the adequacy of the allowance for loan losses at least quarterly; 5) requiring the Bank to charge-off certain loans listed in the Report; 6) reviewing the system of internal loan review and system for assigning loan risk grades as well as revising the Bank's lending policies to address items of criticism contained in the Report; 7) developing written plans for reducing and/or improving the level of adversely classified loans and correcting documentation exceptions on certain loans detailed in the Report; 8) generally prohibiting additional lending to borrowers who currently have uncollected adversely classified loans; 9) submitting an annual budget to the Supervisory Authorities outlining goals and strategies for improving and sustaining the earnings of the Bank; 10) adopting and implementing a policy for operating the Bank with adequate internal controls consistent with safe and sound banking practices and developing an internal audit program to ensure the integrity of these controls; 11) adopting and implementing a liquidity and funds management policy; and 12) providing this notice to shareholders. The Bank is required to provide quarterly progress updates to the Supervisory Authorities.

         The Bank, under new management and with the assistance of Premier, has already completed some of the required steps including hiring a Chief Financial Officer, increasing the number of local directors, developing a capital plan, charging-off the loans listed in the Report, and developing action plans on the remaining classified loans. Bank management has also established a separate collection department which is actively working on reducing the level of classified and delinquent loans as well as trying to recover its losses on the loans previously charged-off. Bank management and the Board are working with Premier to develop or revise the Bank's policies and procedures as required by the Order.

         Robert W. Walker, Premier's President and Chief Executive Officer commented, "A cease and desist order is a serious matter and we are taking it very seriously. We believe that the problems at the Bank have been largely identified. Now that remedies to those problems have been prescribed, the challenge to us is to execute our plans. We are delighted to have Carroll Yates as the Bank's new President and CEO. I believe he is very qualified to lead the Bank through this process. It is my desire that in the coming months, we will be able to report positive effects from successful execution of our plans. I would also like to express my appreciation for the professionalism and courtesy afforded to us by the FDIC and the Kentucky Department of Financial Institutions. It was evident from the beginning of the investigation that we shared a set of common goals, primarily to restore the Bank to fiscal health. I believe the Bank is closer to that goal now than it was just a few months ago." The full text of the Order will be made available by the FDIC on its website at www.fdic.gov or by calling the FDIC Public Information Center at (877) 275-3342.

         Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans, the Company's ability to comply with and implement the steps required under the Order and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.